Investors:
Ina McGuinness
ICR, Inc.
310.954.1100
ina@icrinc.com

SIONIX RAISES $1 MILLION FROM NEW INVESTORS

--Funds Earmarked For Delivering Orders in Process and Supporting Ongoing Testing --

IRVINE, Calif. - July 30, 2008 -- Sionix Corporation (OTCBB: SINX) today announced that is has successfully completed a $1.0 million private placement of its convertible debentures and warrants raised from new accredited investors.

The new funds will primarily be used for: 1) hiring a project engineer who will oversee production for the Sionix Elixir 225/RO Water Treatment Systems currently in production, as well as continuing the company’s research and development efforts; 2) finalize testing at the Villa Park dam as the company works toward its goal of achieving industry standard Title 22 for water potability; and 3) facilitating its Anaheim manufacturing facility where modular components will be manufactured and assembled by Sionix in regard to the recent purchase order of Sionix’ Elixir 225/RO Water Treatment Systems by Innovated Water Solutions, Inc., of Littlerock, Arkansas. This facility will also be responsible for assembly of custom systems, Research and Development, testing and laboratory analysis.

The net proceeds to Sionix totaled approximately $840,000, after the payment of placement agent fees and transaction expenses. The financing consists of $1.0 million in aggregate principal amount of Sionix’ 12% convertible debentures convertible into common stock at $.25 per share and five-year warrants to purchase 1 million shares of common stock at an exercise price of $0.30 per share.

Richard H. Papalian, Chief Executive of Sionix Corporation stated, “This financing is a positive endorsement of our business strategy and is in recognition of the significant market opportunity that exists for delivering economical water treatment solutions on a global scale. With our first order in hand, and the funds now available that will allow us to build out our manufacturing capabilities, we look forward to readying the Company for significant future growth.”

About SIONIX Corporation:
SIONIX has developed and is now in the final phases of testing its innovative Modular Packaged Water Treatment Systems, called the Elixir 225, for treating drinking water, processing wastewater and desalination. These systems combine dissolved air flotation (DAF) on the front end and use-specific filtration and other purification technologies on the back end, depending on the application. The Elixir 225 system is designed for industrial and municipal uses. Uses include defense, government facilities, emergency water supplies during natural disasters, resorts and hotels, housing development projects, industrial process waters including food, dairy and meat processing, and brackish waste water from oil and gas drilling. SIONIX owns eight product and process patents and two are pending. For additional information, contact SIONIX Corporation at (949) 752-7980 or visit the company’s web site at www.sionix.com.

Safe Harbor Statement
This news announcement may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance and achievements of the company to be materially different from any future results, performance or achievements expressed or implied. We encourage readers to review our reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov. .

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